Exhibit 99.1

August 4, 2011

IDACORP, Inc. Announces Second Quarter 2011 Results,
Annual Earnings Guidance Remains Unchanged

BOISE-IDACORP, Inc. (NYSE: IDA) reported second quarter 2011 net income attributable to IDACORP of $20.9 million, or $0.42 per diluted share, compared to $39.2 million, or $0.82 per diluted share, in 2010. The 2010 second quarter included a $25 million ($0.52 per diluted share) income tax benefit from a tax accounting method change at Idaho Power Company for repair-related expenditures.

Year-to-date, IDACORP recorded net income attributable to IDACORP of $50.6 million or $1.02 per diluted share compared to $55.3 million or $1.15 per diluted share for the first six months of 2010. The 2011 full year earnings guidance remains in the range of $2.80 to $2.95 per diluted share.

Idaho Power Company, IDACORP's principal subsidiary, reported second quarter net income of $20.7 million compared to $38.8 million in the second quarter of 2010, and net income of $50.5 million year-to-date 2011 compared to net income of $57.0 million for the same period in 2010.

“Our second quarter 2011 results are in line with our expectations, as the second quarter is a transition period between our heavier winter and summer load periods and is typically a lighter quarter for retail energy sales and earnings,” said IDACORP and Idaho Power Company President and CEO LaMont Keen. “Second quarter 2011 results were helped by increased retail base rates and additional amortization of deferred investment tax credits when compared to 2010. These benefits were offset however, by reduced energy sales to our irrigation customers due to wetter and cooler weather, increased maintenance expenses at our coal fired facilities and decreased earnings from coal sales. Hydroelectric generating conditions improved in 2011 versus 2010 and were the catalyst for retail rate decreases under our power cost adjustment mechanisms in both Idaho and Oregon,” Keen also said.

Performance Summary

A summary of financial highlights for the quarters ended June 30, 2011 and 2010, is as follows (in thousands except per share amounts):

	Quarter ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
General business revenues	$194,296	$204,277	$397,568	$408,022
Total operating revenue	234,983	241,753	486,477	494,716
Total operating expenses	200,684	205,148	402,087	424,064
Income from operations	34,299	36,605	84,390	70,652
Net income attributable to IDACORP	20,901	39,209	50,641	55,272
Average outstanding shares - diluted	49,516	48,048	49,436	47,966
Earnings per diluted share	$0.42	$0.82	$1.02	$1.15

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the three and six month periods ended June 30, 2010 to June 30, 2011 (items are in millions and are before tax unless otherwise noted):

	Three months		Six months
	ended		ended
Net income attributable to IDACORP, Inc. - June 30, 2010		$39.2		$55.3
Change in Idaho Power net income before taxes:
Rate and other regulatory changes, including power
cost and fixed cost adjustment mechanisms	$8.4		$18.1
Changes in sales volumes	(1.1)		4.6
Increased transmission service revenues	2.9		4.6
Increase in other operating and maintenance expense:
Pension expense	(1.9)		(3.3)
Thermal plant expenses	(5.5)		(5.0)
Other	(2.9)		(0.6)
Other changes in operating income, net	(2.1)		(4.3)
Change in Idaho Power operating income	(2.2)		14.1
Change in earnings at Bridger Coal Company	(5.4)		(4.9)
Other net increases	1.9		1.5
Change in additional accumulated deferred investment
tax credit (ADITC) amortization	7.4		6.8
Increase in other income tax expense	(19.8)		(24.0)
Total increase in Idaho Power net income		(18.1)		(6.5)
Other net decreases, net of tax		(0.2)		1.8
	Net income attributable to IDACORP, Inc. - June 30, 2011	$20.9		$50.6

Idaho Power's 2011 net income decreased for the second quarter and year-to-date compared to the prior year comparable periods largely as a result of income tax expenses, including the impacts of additional amortization of accumulated deferred investment tax credits recorded in both 2011 and 2010, and the $25 million impact of a tax method change that significantly benefited Idaho Power's results for the second quarter of 2010.

Idaho Power's 2011 second quarter operating income decreased $2.2 million compared to the second quarter of 2010. The pension expense increase was due to incremental amortization of pension costs concurrent with the authorization to recover those costs in revenues. Costs associated with thermal plant maintenance outage activities were largely in line with expectations, but higher than 2010.

Thermal maintenance outage activities vary from year to year depending on unit condition, periodic maintenance requirements, and issues discovered during the outage. These expense increases were substantially offset by increased base rates and the impact of other regulatory changes. Year-to-date 2011 operating income increased $14.1 million compared to the same period in 2010, primarily due to changes in rates and regulatory mechanisms. Increases in base rates were partially offset by the increased O&M expenses.

On June 1, 2010, several Idaho rate orders increasing base rates were implemented, as was a decrease in Idaho PCA rates. Including the Idaho PCA, these rate changes, in conjunction with current year PCA rate changes, reduced Idaho-jurisdiction revenues approximately $24.2 million and $57.5 million for the second quarter of 2011 and year-to-date 2011, respectively, from the comparable periods in 2010. The revenue impact of certain of the rate changes was directly offset by changes in operating expense. For example, Idaho PCA amortization expense was reduced $20.4 million and $43 million for the second quarter of 2011 and year-to-date 2011, respectively, compared to the same periods of 2010 due to the decrease in the corresponding Idaho PCA true-up rate. The rate changes and changes in power supply costs, net of the related PCA mechanisms, increased operating income by approximately $8.4 million and $18.1 million for the second quarter of 2011 and year-to-date 2011 relative to the comparable periods in 2010.

For the second quarter, lower sales volumes decreased operating income $1.1 million compared to the second quarter of 2010, largely due to a 16.9 percent decline in irrigation customer usage. A wetter, cooler spring delayed the need for irrigation customers to utilize electricity to operate irrigation pumps. For the year-to-date, increased sales volumes improved operating income by $4.6 million. Cooler first quarter temperatures contributed to a $8.0 million increase in electricity revenues from residential customers, many of whom rely on electric power for heating systems during the winter months. This increase was partially offset by a $5.7 million decrease in year-to-date irrigation revenues due to the wetter, cooler spring. The remaining increase relates to increased usage by commercial and industrial customers.

Also contributing to the decrease in earnings were losses at Bridger Coal Company (BCC), which primarily resulted from reduced coal deliveries to the Jim Bridger generating plant. Due to the abundance of lower-cost hydroelectric generation and increased wind generation, production at the Jim Bridger generating plant was down 27 percent for the quarter and 30 percent year-to-date compared to the prior year periods. BCC coal prices are expected to be adjusted in the second half of 2011 to largely compensate for current losses.

Holding company earnings decreased $0.3 million for the second quarter and increased $1.9 million for the year-to-date primarily due to the effects of intra-period tax allocations.  In accordance with interim reporting requirements, IDACORP uses its consolidated group annual effective tax rate to determine income tax expense for the quarter, which results in an intra-period allocation of expense.  IDACORP records this intra-period allocation at the holding company.

In accordance with a provision in its January 2010 settlement agreement with the IPUC, Idaho Power recorded an additional amortization of $2.9 million of ADITC in the second quarter of 2011. This was in addition to $3.9 million recorded in the first quarter of 2011. The settlement agreement allows for up to an aggregate of $25 million of additional ADITC amortization in 2011 if Idaho Power's actual rate of return on year-end equity in its Idaho jurisdiction is below 9.5 percent. In the first quarter of 2010, Idaho Power recorded additional amortization of $4.5 million of ADITC that was reversed in the second quarter of 2010 due to a change in estimated annual return on equity resulting from the tax method change made at that time. Any unused credits carry over to future periods, making them available to benefit customers or shareholders in the future. While the actual amount could change significantly based on Idaho Power's actual 2011 return on year-end equity, as of the end of the second quarter Idaho Power expects to record approximately $13.5 million of additional ADITC amortization for the full year 2011, a decrease from the $15 million estimated in the quarterly report on Form 10-Q for the quarter ended March 31,

2011.

2011 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is maintaining its earnings guidance estimate for 2011 in the range of $2.80 to $2.95 per diluted share. The 2011 guidance incorporates all of the key operating and financial assumptions listed below, but does not include potential benefits that could result from the settlement of the uniform capitalization tax method change.

The current outlook for 2011 key operating and financial metrics is as follows:

2011 Estimates
	Current(4)	Previous(5)
Idaho Power Operation & Maintenance
Expense (millions) (1)	$310 - $320	$300 - $310
Idaho Power Capital
Expenditures (millions) (2)	No change	$320 - $330
Idaho Power Hydroelectric
Generation (million MWh's) (3)	9.5 -10.5	8.5 - 10.5
Non-Regulated Subsidiary Earnings
and Holding Company Expenses (millions)	No change	$0.0 - $3.0

(1) The range for operation and maintenance expense increased due to increased pension and other labor-related costs.
(2) The 2011 range for capital expenditures includes amounts for the Langley Gulch power plant, and expenditures for the siting and permitting of major transmission expansions for the Boardman to Hemingway and Gateway West transmission projects, excluding AFUDC.

(3) The range of estimated hydroelectric generation has been revised to reflect actual hydroelectric generation through June and estimated ranges of hydroelectric generation for the remainder of the year.

(4) As of August 4, 2011.
(5) As of May 5, 2011, the date of filing of IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the period ended March 31, 2011.

More detailed financial information will be provided in IDACORP's Quarterly Report on Form 10-Q to be filed today with the Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (857) 350-1671 for listen-only mode. The passcode is 79723896. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.
Background Information

Boise, Idaho-based IDACORP, Inc., formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in such statements include the following: (a) the effect of decisions by regulatory authorities affecting Idaho Power's ability to recover costs and/or earn a reasonable rate of return, or otherwise impacting Idaho Power's operations; (b) the availability of water for hydroelectric generation; (c) changes in costs and availability of materials and fuel, and their impact on the cost of infrastructure maintenance and development, the ability to meet required loads, and on the wholesale energy market in the western United States; (d) availability of required permits and approvals, rights-of-way, and siting, and impediments to contracting, construction, and start-up, for infrastructure development projects; (e) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on power plant license renewals, or the non-renewal of such licenses; (f) operation of power generation facilities at below expected levels of performance, availability of electrical transmission capacity, and the availability of fuels for power generation at thermal plants and wind for wind power generation, and the ability to integrate wind resources into Idaho Power's power portfolio; (g) disruptions of Idaho Power's transmission system or interconnected transmission systems; (h) costs associated with compliance with current and future laws, regulations, and policies relating to the environment, natural resources, and endangered species; (i) the customer growth rate within Idaho Power's service area; (j) the continuing effects of the weak economy, including on demand for electricity and wholesale market prices; (k) changes in and compliance with laws, policies, and regulations, including new interpretations and enforcement initiatives by regulatory authorities; (l) global climate change and regional weather variations affecting customer demand; (m) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire and their impact on power demand and infrastructure; (n) increases in the costs associated with energy commodity and other derivative instruments; (o) market prices and demand for energy; (p) the ability to obtain debt and equity financing or refinance existing debt when necessary or on favorable terms; (q) general capital market conditions and government regulation that affect the cost of capital, the ability to access the capital markets, financing terms, and postretirement benefit funding obligations; (r) the outcome of litigation and regulatory proceedings, and penalties, settlements, or awards that influence business and profitability; (s) reductions in credit ratings and the resulting impact on access to capital markets; (t) restrictions on the payment of dividends under certain circumstances; (u) changes in tax laws or new interpretations of tax laws, and the availability, use, and regulatory treatment of tax credits; (v) employee workforce factors; and (w) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP's and Idaho Power's most recent Annual Report on Form 10-K and reports on Forms 8-K and 10-Q filed with the U.S. Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Christian Lybrook
Director of Investor Relations	Corporate Communication
Phone: (208) 388-2664	Phone: (208) 388-2275
LSpencer@idacorpinc.com	CLybrook@idahopower.com

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